Exhibit (h)(15)

Redacted – Fees have been excluded because they are both (1) not material and (2) would likely cause competitive harm to the Registrant if publicly disclosed.

TAILORED SHAREHOLDER REPORT SERVICES ADDENDUM

This Tailored Shareholder Report Services Addendum (this “Addendum”) with an effective date of May 1, 2024 shall be attached to and governed by that certain Master Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and The Caldwell & Orkin Funds, Inc. (the “Trust”) dated October 24, 2016 (the “Agreement). All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to them in the Agreement as it may be supplemented or amended from time to time.

The parties agree as follows:

1.	Tailored Shareholder Report Services

Ultimus will provide the Trust’s funds (the “Funds”), with an end-to-end solution to prepare and transmit annual and semi-annual shareholder reports designed to be compliant with the Securities and Exchange Commission’s (“SEC”) tailored shareholder reporting requirements (the “Tailored Shareholder Report Services”). Funds will be provided tailored shareholder report (“TSR”) templates to choose from. Each TSR template may be customized for color and print style and to allow for the addition of Fund specific logos. Additional customization of the TSR template(s) will be subject to additional fees as described in more detail below.

2.	TSR Fee and Charges

In consideration for Ultimus providing the Tailored Shareholder Report Services, the Trust will pay (or cause to be paid) Ultimus an annual fee of                 per Fund plus                 per CUSIP, not to exceed                 in the aggregate on a per Fund basis (collectively, the “TSR Fee”). The TSR Fee includes use of any ofUltimus’ standard form TSR templates, which, as detailed in Section 1 above, may be customized for color and print style and to allow for the addition of Fund specific logos. Additional customization of the standard form TSR template(s) is possible, but only with Ultimus’ preapproval and will be subject to a customization charge of                 plus programming/development fees, which will be charged at the rate of                 per hour.

3.	Data Extract Only Services, Fee, and Charges

A Fund may, upon written notification to Ultimus, opt out of the Tailored Shareholder Report Services, in which event, Ultimus will extract from Ultimus’ systems the data required to prepare a TSR and deliver that data in an electronic format to the Fund or its designee (the “Data Extract Only Services”). In consideration for Ultimus providing the Data Extract Only Services, the Trust will pay (or cause to be paid) Ultimus an annual fee of                 per Fund (the “Data Extract Only Fee”). Any additional work performed by Ultimus as a result of or in connection with a Fund’s election to opt out of the Tailored Shareholder Report Services and to receive the Data Extract Only Services will be charged at the rate of                 per hour.

4.	Expense Reimbursements

In addition to the TSR Fee or the Data Extract Only Fee (as applicable), the Trust will reimburse (or cause to be reimbursed) Ultimus for the Funds’ pro rata share (as determined by Ultimus) of third party expenses incurred by Ultimus in providing the Tailored Shareholder Report Services or the Data Extract Only Services (as applicable), including, without limitation, any typesetting, printing, and EDGAR costs associated with any TSR.

5.	Invoicing and Payment Terms

Ultimus will invoice for the TSR Fee or the Data Extract Only Fee (as applicable), any related hourly charges, and any reimbursable expenses quarterly in arrears. The same will be due and payable within 30 days ofreceipt ofinvoice.

6.	Miscellaneous

Except as supplemented hereby, the Agreement shall remain in full force and effect without modification. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be executed by its duly authorized officer as of the date and year first above written.

THE CALDWELL & ORKIN FUNDS, INC.		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Derek Pilecki	By:	/s/ Gary Tenkman
Name:	Derek Pilecki	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer